Exhibit 24.4
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher F. Schultz and Robert Ferri as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments and any registration statement pursuant to Rule 462(b)) to the registration statement of Peru Copper Inc. (Securities and Exchange Commission Registration No. 333-121527), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
Charles G. Preble	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ H. Eric Peitz H. Eric Peitz	Chief Financial Officer (Principal Financial and Accounting Officer)
J. David Lowell	Executive Chairman and Director
Catherine E. McLeod -Seltzer	Director
George R. Ireland	Director
Miguel Grau	Director
Carl L. Renzoni	Director
David E. De Witt	Director
John P. Fairchild	Director
Thomas J. O’Neil	Director